EXHIBIT 10.5

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), by and between Nexscient, Inc., a Delaware corporation (“Company”) an address at 2029 Century Park East, Suite 400, Los Angeles, CA 90067, and Craig Truempi, an individual with an address at 10200 Wild Duck Pass, Eden Prairie, MN 55347 (“Consultant”), is made and entered into as of the 10th day of January, 2024 (the “Effective Date”).

RECITALS

The Company believes that Consultant’s service, experience and knowledge are valuable to the Company in connection with its business. The Company desires Consultant to provide consulting services to the Company in relation thereto for the compensation and pursuant to the terms and conditions described herein, and Consultant desires to fulfill that role pursuant to such terms and conditions.

AGREEMENT

In consideration of the foregoing and the mutual covenants and consideration set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Engagement of Services; Representations of Consultant.

(a) Throughout the Term (as hereinafter defined), Consultant will provide ongoing advice and consulting services to the Company with respect to the business of the Company. Specifically, Consultant shall report to the Chief Executive Officer (CEO) of the Company and agrees to provide and perform such services and have such duties and responsibilities as shall be mutually agreed upon between and among the Company’s CEO, software development contractor, and Consultant, from time to time.

(b) Consultant and the Company agree that Consultant shall devote as much time to performing the services required by this Agreement as shall be mutually agreed upon between the CEO and Consultant from time to time; provided, however, that services performed pursuant to this Agreement shall be performed at such times as shall not conflict with Consultant’s obligations to Consultant’s primary employer or other third parties for whom Consultant provides consulting services.

(c) This is a non-exclusive arrangement. The Company acknowledges and agrees that nothing in this Agreement will impair the Consultant’s right to perform services for others.

(d) Consultant agrees to perform all services for the Company hereunder faithfully, diligently and to the best of Consultant’s skill and ability (See Exhibit A for description of key tasks).

(e) Consultant shall comply with the Company’s written policies now in effect, and as they may be modified from time to time.

(f) Consultant understands and acknowledges that the compensation Consultant will receive pursuant to Section 2 below is intended solely to compensate Consultant for the services Consultant will provide hereunder. Such payments shall in no way influence Consultant’s professional judgment in performing services hereunder or otherwise.

-1-

2. Compensation.

(a) In consideration of the consulting services, set forth in Exhibit A, and the terms and conditions set forth herein, the Company hereby agrees to compensate Consultant with total contract value of $84,000 disbursed as follows: $5,000 in cash per month, paid in advance during the term of the Agreement; plus, a one-time stock grant of 72,000 shares of the Company’s common stock, valued at $54,000, that vests equally over the term of the Agreement, and vested shares shall be issued quarterly in arrears (the “Consulting Fee”). For example, the stock portion shall vest at the rate of 12,000 shares per month at January 31, 2024, February 28, 2024, March 31, 2024, April 30, 2024, May 31, 2024 and June 30, 2024, and whereby the first quarterly vested stock portion totaling 36,000 shares shall be issued to Consultant on March 31, 2024 and the second quarterly vested stock portion totaling 36,000 shares shall be issued to Consultant on June 30, 2024.

(b) The Company will reimburse Consultant for travel and other out-of-pocket expenses reasonably and properly incurred by Consultant in the course of performing services under this Agreement; provided, however, that Consultant provides the Company with appropriate receipts and other relevant documentation for all such costs as part of any request by Consultant for reimbursement; and provided, further, that Consultant shall comply with the Company’s travel expense guidelines and policies.

3. Independent Contractor.

It is understood and agreed that Consultant is an independent contractor and not an employee, partner, agent or joint venturer of the Company. Consultant shall be solely responsible for all state, federal, local or other withholdings for taxes and any other governmental obligations, and providing appropriate benefits as determined by Consultant. Consultant shall not be entitled to participate in plans, arrangements or distributions by the Company relating to any pension, deferred compensation, incentive compensation, bonus, hospitalization, insurance or other benefits extended to the Company’s employees.

4. Nondisclosure of Third-Party Information.

Consultant hereby confirms that Consultant is not bound by the terms of any agreement with Consultant’s current employer, any previous employer or other party that restricts in any way Consultant’s use or disclosure of information or Consultant’s engagement in any business. Consultant represents to the Company that Consultant’s execution of this Agreement, Consultant’s engagement with the Company and the performance of Consultant’s proposed duties for the Company will not violate any obligations Consultant may have to any such current employer, previous employer or other party. In Consultant’s work for the Company, Consultant will not disclose or make use of any information in violation of any agreements with or rights of any such current employer, previous employer or other party, and Consultant will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such current employment, previous employment or other party.

-2-

5. Confidentiality; Proprietary Rights.

(a) Confidential Information. As used in this Agreement, the term “Confidential Information” shall mean information belonging to the Company (for purposes of this Section 5 including all predecessors of the Company) which is of value to the Company or with respect to which the Company enjoys certain rights in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, domain names, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Consultant in the course of Consultant’s engagement with the Company, as well as other information to which Consultant may have access in connection with Consultant’s engagement. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Consultant’s duties under Section 5(b).

(b) Confidentiality. In the course of performing services hereunder on behalf of the Company and its affiliates, Consultant will have access to Confidential Information. Consultant agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Consultant by the Company or are produced by Consultant in connection with Consultant’s engagement will be and remain the sole property of the Company. Upon the termination of Consultant’s engagement with the Company for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Consultant’s possession or control, shall be immediately returned to the Company.

(c) Litigation and Regulatory Cooperation. During and after Consultant’s engagement, Consultant shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Consultant was engaged by the Company. Consultant’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Consultant’s engagement with the Company, Consultant also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Consultant was engaged by the Company. The Company shall reimburse Consultant for any reasonable out-of-pocket expenses incurred in connection with Consultant’s performance of obligations pursuant to this Section 5(c).

-3-

(d) Inventions. Consultant recognizes that the Company and its affiliates possess a proprietary interest in all of the Confidential Information and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Consultant, except as otherwise agreed between the Company and Consultant in writing. Consultant expressly agrees that any products, inventions, formulas, discoveries or improvements made by Consultant in the course of Consultant’s engagement with the Company, including any of the foregoing which is based on or arises out of the Confidential Information, shall be the property of and inure to the exclusive benefit of the Company. Consultant further agrees that any and all products, inventions, discoveries or improvements developed by Consultant (whether or not able to be protected by copyright, patent or trademark) during and in the course of his engagement, and involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Consultant shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(e) Business Opportunities. Consultant agrees, during the Term, to offer or otherwise make known or available to the Company, as directed by the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Consultant may discover, find, develop or otherwise have available to Consultant in the Company’s general industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

(f) Acknowledgment. Consultant acknowledges that the provisions of this Section 5 and Section 6 are an integral part of Consultant’s consultancy arrangements with the Company.

6. Non-Solicitation.

During the term hereof and for a period of one year thereafter, Consultant shall not (i) call upon, solicit, direct, take away, provide products or services to, or attempt to call upon, solicit, direct, take away or provide products or services to, or accept any orders of business from any customers or clients of the Company for products or services which are competitive with or substantially similar to the products or services of the Company or its subsidiaries in the Territory (as hereinafter defined); (ii) solicit any employee of the Company to terminate such employee’s employment with the Company, or agree to hire any such employee or former employee of the Company (unless at least 12 months have passed since the termination of such employee’s employment with the Company); or (iii) directly or indirectly request or advise any present or future supplier, service provider or financial resource of the Company to withdraw, curtail or cancel the furnishing of such service or resource to the Company. As used herein, “Territory” means the United States.

-4-

7. Term and Termination; Effect of Termination.

(a) This Agreement shall commence on the Effective Date and be effective for a term of six (6) months (the “Term”); provided, however, that either party may terminate this Agreement at any time by giving the other party ten (10) days’ written notice of his or its intention to terminate this Agreement, and provided, further, that the Company may terminate this Agreement immediately for “Cause” without further liability on the part of the Company other than for accrued but unpaid Consulting Fees through the date of termination effective immediately upon written notice to Consultant. “Cause” shall mean the following: (i) the commission by Consultant of any act of embezzlement, fraud, larceny or theft on or from the Company or an affiliate of the Company; (ii) the commission by Consultant of a felony or any misdemeanor, which misdemeanor involves moral turpitude, deceit, dishonesty or fraud; (iii) any material misconduct or material violation of the Company’s policies, any of which continues for a period of 30 days after written notice detailing such material misconduct or violation of the Company’s policies is given to Consultant; or (iv) a material breach by Consultant of any of the covenants, terms or provisions of this Agreement or any agreement between the Company and Consultant regarding confidentiality, non-competition or assignment of inventions.

(b) In the event of a termination by Consultant prior to the expiration of the Term, no further payments shall be due Consultant other than for accrued but unpaid Consulting Fees through the date of termination,

(c) Upon the termination of this Agreement for any reason, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such expiration or termination, except that (i) Consultant’s obligations under Sections 4, 5 and 6 hereof; (ii) the Company’s obligation to pay Consultant the continuing payment provided for in (b) above in the event of an early termination; (iii) the Company’s obligations to reimburse Consultant for authorized expenses incurred prior to the termination; and (iv) claims by either party for any liability arising from any breach of this Agreement, shall survive such termination. Upon expiration or termination of this Agreement for any reason whatsoever, Consultant shall promptly surrender and deliver to the Company all documents and other materials pertaining to Consultant’s work with the Company, and any documents or other materials (including reproductions thereof) containing any Proprietary Information.

8. Assignment.

Neither the Company nor the Consultant may make any assignment of this Agreement or any interest herein without the prior written consent of the other parties; provided that the Company may assign its rights under this Agreement without the consent of Consultant in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and Consultant, their respective successors, executors, administrators, heirs and permitted assigns.

-5-

9. Legal and Equitable Remedies.

Since Consultant’s services are personal and unique and since Consultant may have access to Confidential Information, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. In particular, upon the breach or threatened breach by Consultant of any of the provisions of Sections 4, 5 or 6, Consultant agrees that the Company will be entitled to seek an injunction, without bond, restraining Consultant from committing such breach, and further agrees not to oppose any action by the Company to obtain such injunction. This right to an injunction will not be construed to prohibit the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages. CONSULTANT SHALL NOT BE LIABLE FOR DAMAGES CAUSED BY DELAY IN PERFORMANCE OF SERVICES. THE REMEDIES OF COMPANY SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE. IN NO EVENT, REGARDLESS OF THE FORM OF THE CLAIM OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT INFRINGEMENT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE), SHALL CONSULTANT’S LIABILITY TO COMPANY AND/OR ITS CUSTOMERS EXCEED THE PRICE TO THE COMPANY OF THE SPECIFIC SERVICES PROVIDED BY CONSULTANT GIVING RISE TO THE CLAIM OR CAUSE OF ACTION. THE COMPANY AGREES THAT IN NO EVENT SHALL THE CONSULTANT’S LIABILITY TO THE COMPANY AND/OR ITS CUSTOMERS, OR ANY OTHER PARTIES MAKING CLAIMS THROUGH OR AGAINST COMPANY, EXTEND TO INCLUDE INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. THE TERM “CONSEQUENTIAL DAMAGES’ SHALL INCLUDE, BUT NOT BE LIMITED TO, LOSS OF ANTICIPATED PROFITS, REVENUE OR USE AND COSTS INCURRED INCLUDING WITHOUT LIMITATION FOR CAPITAL, FUEL, AND POWER, AND CLAIMS OF THE COMPANY’S CUSTOMERS OR OTHER PARTIES CLAIMING AGAINST OR THROUGH THE COMPANY.

10. Indemnification.

The Company shall indemnify and hold the Consultant harmless from and against any and all liabilities, losses, costs and expenses (including, without limitation, reasonable attorney’s fees and expenses) actually incurred by the Consultant resulting from (a) a third party claim that any Services used, offered for sale or sold by the Company in accordance with Company’s design, specification or instruction infringes or misappropriates such third party’s patent, copyright, trademark, trade secret or other proprietary rights; (b) Company’s negligence or willful misconduct; (c) Company’s use of the Services except as designated or approved by Consultant.

11. Governing Law; Arbitration.

(a) This Agreement shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof, except as provided in paragraph (b) of this Section 11. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

(b) Any controversy, dispute or claim of whatever nature arising out of, in connection with or relating to this Agreement or the interpretation, meaning, performance, breach or enforcement thereof, including any controversy, dispute or claim based on contract, tort, or statute, and including without limitation claims relating to the validity of this Agreement or relating to the termination of this Agreement, shall be resolved at the request of any party to this Agreement, by final and binding arbitration conducted at a location determined by an arbitrator in Los Angeles, California, administered by and in accordance with the then existing Rules of Practice and Procedure of J*A*M*S/Endispute, Inc. (J•A•M•S), and judgment upon any award rendered by the arbitrator(s) may be entered by any state or federal court having jurisdiction thereof. Either party may commence such proceeding by giving notice to the other party in the manner provided in Section 13 of this Agreement. Upon filing a demand for arbitration, all parties to this Agreement will have right of discovery to the maximum extent provided by law for actions tried before a court, and both agree that in the event of an arbitration, disputes as to discovery shall be determined by the arbitrator(s). The arbitrator(s) in any such proceeding shall apply Delaware substantive law and the California Evidence Code to the proceeding. The arbitrator(s) shall have the power to grant all legal and equitable remedies (provisional and final) and award damages provided by Delaware law. The arbitrator(s) shall prepare in writing and provide to the parties an award including findings of fact and conclusions of law. The arbitrator(s) shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected pursuant to California Code of Civil Procedure §1286.2 or 1286.6 for any such error. The Company shall pay all fees of the arbitrator, and each party shall bear its or his expenses, costs and attorneys fees relating to the arbitration and recovery under any order and/or judgment rendered therein. In any such proceeding, Company’s counsel may represent the Company regardless of whether such counsel has rendered advice to Consultant in the past unless prohibited by law or rules of the California State Bar Association. The parties hereto hereby submit to the exclusive jurisdiction of the courts of the State of California for the purpose of enforcement of this agreement to arbitrate and any and all awards or orders rendered pursuant thereto.

-6-

12. Entire Agreement; Modification.

This Agreement sets forth the entire agreement between the parties with regard to the subject matter hereof and supersedes any and all prior agreements. The terms of this Agreement may be altered or modified only by written agreement signed by Consultant and the Company.

13. Notices.

(a) All notices, requests, consents and other communications hereunder shall be in writing, addressed to the receiving party’s address as set forth in the preamble to this Agreement or to such other address as a party may designate by notice hereunder, and either (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by email, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

(b) All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if by email on the date the email is posted as sent, or (iv) if sent by registered or certified mail, on the third business day following the day such mailing is made.

14. Counterparts.

This Agreement may be executed by the parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

-7-

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NEXSCIENT, INC.:

By:	/s/ Fred E. Tannous
Name:	Fred E. Tannous
Title:	President & CEO

CONSULTANT:

/s/ Craig Truempi
Name:	Craig Truempi

-8-

EXHIBIT A

DESCRIPTION OF SERVICES

Overview

Nexscient is developing “Aegis One,” its flagship prescriptive maintenance solution. With Aegis One, Nexscient is reimagining industrial systems so that owners, operators and frontline maintenance workers can realize their full potential. We're building a subscription-based solution—disrupting generally accepted conventions and long-standing industry institutions with unique products and experiences that better serve the ambitions of commercial production operators and continuous production facilities.

Since we are a startup, Consultant will also work directly with the CEO and software development team (including its outsourced contractor), helping to define the vision, product and user experience. Consultant will work with the software development team to assist in designing, developing, and implementing data pipelines and infrastructure for processing and analyzing vibration data obtained from sensors, including using digital signal processing (DSP) techniques. Consultant will help develop algorithms, infrastructure, statistical models, alerts and notifications, generation of work orders, and other SaaS-related services using IoT-collected data. Consultant will cooperate with team members to collect and process streaming data from IoT devices, diagnose and extract insights derived from collected data, devise appropriate protocols for alerts and notifications, and incorporate necessary functionality to collect, scrub, store, and display signal data for deep analysis. Consultant shall work with the software development team to develop or identify and recommend off-the-shelf analytical software tools, if available, to be integrated into the platform and used for data analysis and presentation.

Key tasks include:

Consultant will be expected to commit a minimum of 13 hours per week to assist the software development team on various aspects of developing the Aegis One SaaS platform, including data collection and modeling, vibration analysis, data warehousing and machine learning, to include, but not limited to the following key tasks:

•	Work with software development team to develop and implement algorithms for processing and analyzing vibration data, including filtering, transformation, feature extraction and classification and ensure data quality and consistency across various data sources;
•	Work with software development team to design and develop data pipelines and infrastructure for processing and analyzing vibration data obtained from sensors using various techniques, including DSP;
•	Develop robust alerts and notifications based on real-time condition-based monitoring;
•	Work with development team to design and implement data models and schemas for storing and retrieving vibration data and associated metadata in data warehouses and data lakes;
•	Leverage and incorporate into project emerging technologies and industry trends in DSP, vibration analysis, data engineering, and data science for machine learning applications; and
•	Collaborate with data scientists, software engineers, and other industry experts to understand requirements and develop solutions to complex data problems, as necessary.

-9-